EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 940 6007 Telephone
972 940 6143 Facsimile
FOR IMMEDIATE RELEASE
FRIDAY, NOVEMBER 2, 2018

ExxonMobil Earnings Increase 57 Percent to $6.2 Billion in Third Quarter of 2018

•	Cash flow from operating activities of $11.1 billion highest since the third quarter of 2014
•	Ninth discovery offshore Guyana, newly acquired acreage in Brazil enhance Upstream opportunities
•	Integration advantages further enhanced by midstream connectivity to Permian and Western Canada

				Second
	Third Quarter			Quarter		First Nine Months
	2018	2017	%	2018	%	2018	2017	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings (U.S. GAAP)	6,240	3,970	57	3,950	58	14,840	11,330	31

Earnings Per Common Share
Assuming Dilution	1.46	0.93	57	0.92	59	3.47	2.66	30

Capital and Exploration
Expenditures	6,586	5,987	10	6,627	-1	18,080	14,081	28

IRVING, Texas – November 2, 2018 – Exxon Mobil Corporation today announced estimated third quarter 2018 earnings of $6.2 billion, or $1.46 per share assuming dilution, compared with $4 billion a year earlier. Cash flow from operations and asset sales was $12.6 billion, including proceeds associated with asset sales of $1.5 billion. During the quarter, the company distributed $3.5 billion in dividends to shareholders. Capital and exploration expenditures were $6.6 billion, up 10 percent from the prior year.

Oil-equivalent production was 3.8 million barrels per day, down 2 percent from the third quarter of 2017. Excluding entitlement effects and divestments, liquids production increased 6 percent, as growth in North America more than offset decline and higher downtime. Natural gas volumes decreased 4 percent, excluding entitlement effects and divestments, largely due to a continuing near-term shift in U.S. unconventional development from dry gas to liquids.

“We are seeing the benefits of integration as we capture value from advantaged feedstock from the Permian and Western Canada for our North American refineries,” said Darren W. Woods, chairman and chief executive officer. “The logistical network we’ve established provides reliable connectivity between Upstream production and manufacturing facilities. Operational performance improved significantly versus the second quarter with lower levels of scheduled maintenance and reliability levels in line with our expectations.”

“We’re pleased with the increase in production from the second quarter of 2018 recognizing it reflects contributions from just one of our key growth areas, the Permian,” Woods said. “We expect to continue to increase volumes over time as we ramp up activity in the Permian and new projects start up.”

Third Quarter 2018 Business Highlights
Upstream
• Crude and natural gas prices strengthened in the third quarter.
• Permian unconventional production experienced strong growth in the third quarter, with a ramp-up to 38 rigs currently in the Midland and Delaware basins.
•

Third quarter production strengthened with improved reliability and lower scheduled maintenance. Syncrude operations in Canada were impacted by a power supply disruption that began in late June with recovery by the middle of September. Also in Canada, Kearl net production reached a quarterly record of 230,000 barrels per day.

Downstream
•

Industry fuels margins strengthened during the quarter in North America and Europe supported by widening crude differentials in North America and tightening supply in Europe. The company leveraged its midstream logistics capacity to connect advantaged crudes from the Permian and Western Canada to its refineries and customers.

• Overall lower planned maintenance and improved reliability contributed to strong earnings in the quarter.
Chemical
• Significant turnaround activities commenced at the Singapore chemical plant in the third quarter and are progressing as scheduled.
Strengthening the Portfolio
•

ExxonMobil made its ninth discovery offshore Guyana at the Hammerhead‑1 well, marking its fifth discovery on the Stabroek Block in the past year. Hammerhead‑1 encountered approximately 197 feet (60 meters) of high-quality, oil-bearing sandstone reservoir.

•

ExxonMobil increased its holdings in Brazil’s pre-salt basins after it won the Titã exploration block with co‑venturer Qatar Petroleum during Brazil’s fifth pre-salt bid round. The awarded block added more than 71,500 net acres to the ExxonMobil portfolio, expanding its total position in the country to approximately 2.3 million net acres. ExxonMobil will be the operator and own a 64 percent equity interest in the block.

•

ExxonMobil completed the sale of about 1,000 Esso‑branded service stations in Germany to EG Group Ltd. on Oct. 1, 2018. The company is converting its retail business to the branded wholesaler model consistent with other markets in Europe and North America, and will continue selling ExxonMobil‑supplied SynergyTM fuels and Mobil‑branded lubricants at Esso stations throughout the country.

•

Production started at the Kaombo project, an offshore development on Angola Block 32, where ExxonMobil has a 15 percent interest. Production will reach an estimated 230,000 barrels per day at its peak, and the associated gas will be delivered to the Angola LNG plant in Soyo.

Investing for Growth
•

ExxonMobil started a new 1.5 million-metric-ton‑per‑year ethane cracker at its integrated Baytown, Texas chemical and refining complex. The new cracker, part of ExxonMobil’s Growing the Gulf initiative, provides ethylene feedstock to new performance polyethylene lines at the company’s Mont Belvieu plastics plant, which began production in the fall of 2017. The Mont Belvieu plant is one of the largest polyethylene plants in the world, with manufacturing capacity of about 1.3 million metric tons per year.

•

ExxonMobil signed a cooperation framework agreement with the Guangdong Provincial People’s Government in China to advance discussions concerning the proposed construction of a chemical complex in the Huizhou Dayawan Petrochemical Industrial Park. The new facility would help meet expected demand growth for chemical products in China. The multibillion‑dollar project, which remains subject to a final investment decision, would include a 1.2 million‑metric-ton‑per‑year ethylene flexible feed steam cracker, two performance polyethylene lines and two differentiated performance polypropylene lines. Startup is planned for 2023.

The framework agreement also confirms Guangdong Province’s support in progressing the Huizhou LNG receiving terminal, in which ExxonMobil intends to participate, including supply of LNG.

Advancing Innovative Technologies and Products
•

ExxonMobil started a new unit at its integrated Beaumont, Texas facility, increasing production of ultra‑low sulfur fuels by about 45,000 barrels per day. The new unit relies on a proprietary catalyst system developed by ExxonMobil to remove sulfur and meet U.S. Environmental Protection Agency specifications while minimizing octane loss.

•

ExxonMobil joined the Oil and Gas Climate Initiative (OGCI), a voluntary initiative representing 13 of the world’s largest oil and gas producers working collaboratively toward solutions to mitigate the risks of climate change. As part of the initiative, ExxonMobil will expand its investment in research and development of long-term solutions to reduce greenhouse gas emissions and pursue lower-emission technologies.  Since 2000, ExxonMobil has spent more than $9 billion on lower‑emission energy solutions such as cogeneration, flare reduction, energy efficiency, biofuels, carbon capture and storage and other technologies.

•

Startup has commenced on a project to expand ExxonMobil’s specialty elastomers plant in Newport, Wales. When completed, the expansion will increase the company’s global capacity to manufacture Santoprene™ thermoplastic vulcanizate, high-performance elastomers used for automotive, industrial and consumer applications, by 25 percent.

Earnings and Volume Summary

Millions of Dollars	3Q	3Q
(unless noted)	2018	2017	Change	Comments
Upstream
U.S.	606	(238)	+844	Higher liquids prices and liquids volume growth
Non-U.S.	3,623	1,805	+1,818	Higher prices and favorable one-time tax impacts (+240), partly offset by higher production expenses (-260) and lower volumes including downtime
Total	4,229	1,567	+2,662	Prices +2,580, other volumes +130, downtime volumes -80, other +30
Production (koebd)	3,786	3,878	-92

Liquids +6 kbd: growth and improved performance, more than offset lower volumes from entitlements, divestments, decline, and downtime

Gas -584 mcfd: decline largely in U.S. aligned with value focus, lower volumes from divestments and lower demand

Downstream
U.S.	961	391	+570	Higher margins capturing crude differentials, higher volumes and favorable tax impacts (+110)
Non-U.S.	681	1,141	-460	Lower margins, higher downtime / maintenance and unfavorable foreign exchange impacts
Total	1,642	1,532	+110	Margins -110, downtime / maintenance -10, other +230
Petroleum Product Sales (kbd)	5,616	5,542	+74

Chemical
U.S.	404	403	+1	Stronger margins and growth volumes, offset by higher growth-related expenses
Non-U.S.	309	689	-380	Weaker margins and higher downtime / maintenance, partly offset by growth volumes
Total	713	1,092	-379	Margins -140, downtime / maintenance -90, other volumes +30, other -180
Prime Product Sales (kt)	6,677	6,446	+231	Project growth and acquisitions

Corporate and financing	(344)	(221)	-123	Lower U.S. tax rate

Earnings and Volume Summary

Millions of Dollars	3Q	2Q
(unless noted)	2018	2018	Change	Comments
Upstream
U.S.	606	439	+167	Stronger prices, lower expenses and liquids volume growth
Non-U.S.	3,623	2,601	+1,022	Higher volumes including lower downtime, favorable one-time tax items (+270) and stronger prices, partially offset by higher expenses
Total	4,229	3,040	+1,189	Prices +270, other volumes +320, downtime volumes +130, other +470
Production (koebd)	3,786	3,647	+139	Liquids +74 kbd: growth and lower planned maintenance, more than offset lower entitlements and decline Gas +388 mcfd: lower downtime

Downstream
U.S.	961	695	+266	Higher margins capturing crude differentials and lower downtime / maintenance
Non-U.S.	681	29	+652	Higher margins, lower downtime / maintenance and absence of unfavorable foreign exchange impacts
Total	1,642	724	+918	Downtime / maintenance +460, margins +150, foreign exchange impacts +140, other +170
Petroleum Product Sales (kbd)	5,616	5,502	+114

Chemical
U.S.	404	453	-49	Weaker margins
Non-U.S.	309	437	-128	Higher downtime / maintenance, partly offset by higher growth-related volumes
Total	713	890	-177	Downtime / maintenance -140, margins -20, other volumes +40, other -60
Prime Product Sales (kt)	6,677	6,852	-175	Downtime / maintenance, partly offset by project growth

Corporate and financing	(344)	(704)	+360	Favorable one-time tax item

Earnings and Volume Summary

Millions of Dollars	YTD	YTD
(unless noted)	2018	2017	Change	Comments
Upstream
U.S.	1,474	(439)	+1,913	Higher liquids prices, liquids volume growth and favorable mix, partly offset by higher expenses and unfavorable tax impacts (-270)
Non-U.S.	9,292	5,442	+3,850	Higher prices, favorable one-time tax impacts (+400) and divestment gains, partly offset by lower volumes and higher expenses
Total	10,766	5,003	+5,763	Prices +6,400, divestment gains +290, higher production expenses -740, volumes -430, other +240
Production (koebd)	3,774	3,983	-209

Liquids -56 kbd: growth in North America, more than offset by lower volumes from decline, entitlements and divestments

Gas -920 mcfd: decline in U.S. aligned with value focus, higher downtime and lower volumes from entitlements and divestments

Downstream
U.S.	1,975	1,030	+945	Higher margins capturing crude differentials, favorable tax impacts and higher sales, partly offset by higher downtime / maintenance
Non-U.S.	1,331	3,003	-1,672	Higher sales, more than offset by weaker margins, higher downtime / maintenance, unfavorable foreign exchange impacts and lower divestment gains
Total	3,306	4,033	-727	Margins +110, sales +180, downtime / maintenance -760, foreign exchange impacts -250, lower divestment gains -180, other +170
Petroleum Product Sales (kbd)	5,517	5,499	+18
Chemical
U.S.	1,360	1,413	-53	Volume growth and stronger margins, more than offset by higher growth-related expenses
Non-U.S.	1,254	1,835	-581	Weaker margins and higher growth-related expenses, partly offset by volume growth and favorable foreign exchange impacts
Total	2,614	3,248	-634	Margins -640, volumes +250, foreign exchange impacts +170, growth-related expenses -490, other +80
Prime Product Sales (kt)	20,197	18,638	+1,559	Growth from new assets and stronger demand
Corporate and financing	(1,846)	(954)	-892	Lower net favorable tax items, lower U.S. tax rate, and higher pension and financing related costs

Cash Flow from Operations and Asset Sales

Millions of Dollars	3Q
	2018	Comments
Net income including noncontrolling interests	6,446	Including $206 million for noncontrolling interests
Depreciation	4,658
Changes in working capital	957	Including seasonal payables effects
Other	(953)	Mainly changes in deferred income taxes
Cash Flow from Operating	11,108
Activities (U.S. GAAP)
Asset sales	1,491	Including deposit for Germany service station sales
Cash Flow from Operations	12,599
and Asset Sales

Millions of Dollars	YTD
	2018	Comments
Net income including noncontrolling interests	15,215	Including $375 million for noncontrolling interests
Depreciation	13,717
Changes in working capital	(25)
Other	(1,500)	Equity company earnings greater than dividends
Cash Flow from Operating	27,407
Activities (U.S. GAAP)
Asset sales	3,239
Cash Flow from Operations	30,646
and Asset Sales

First Nine Months 2018 Financial Updates

During the first nine months of 2018, Exxon Mobil Corporation purchased 5 million shares of its common stock for the treasury at a gross cost of $425 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not currently plan on making purchases to reduce shares outstanding.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on November 2, 2018. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Outlooks, projections, goals, targets, descriptions of business plans and objectives, and other statements of future events or conditions in this release are forward-looking statements. Actual future results, including project plans, capacities, and timing; resource recoveries; earnings, margins and volume growth and mix; and maintenance activities could differ materially due to a number of factors. These include changes in supply and demand for oil, gas, and petrochemicals or other market conditions affecting the oil, gas, and petrochemical industries; reservoir performance; timely completion of new projects; the impact of fiscal and commercial terms and the outcome of commercial negotiations; changes in law, taxes, or government regulation and timely granting of governmental permits; war and other political or security disturbances; the actions of competitors; the capture of efficiencies between business lines; unforeseen technical or operating difficulties; unexpected technological developments; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed under the heading Factors Affecting Future Results on the Investors page of our website at www.exxonmobil.com and in Item 1A of ExxonMobil’s 2017 Form 10-K. We assume no duty to update these statements as of any future date.

Forward-looking statements in this release regarding future earnings refer to plans outlined at ExxonMobil’s Analysts’ Meeting held on March 7, 2018. The growth figures presented at that meeting are not forecasts of actual future results but were intended to help quantify future potential and goals of management plans and initiatives. See the complete March 7, 2018 presentation available in archive form (including the Cautionary Statement and Supplemental Information included with that presentation) on the Investors page of our website at www.exxonmobil.com for more detailed information. That material includes a description of the assumptions underlying these potential growth estimates including a flat real oil price of $60 per barrel, downstream and chemical margins consistent with 2017 levels, and future gas prices consistent with our internal company plans, as well as a reconciliation of adjusted 2017 earnings used as a baseline.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown for 2018 period on page 7 and for 2018 and 2017 periods in Attachment V.

This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales‑based taxes, which are reported net in the income statement. We believe it is useful for the corporation and its investors to understand the total tax burden imposed on the corporation’s products and earnings. A reconciliation to total taxes is shown as part of the Estimated Key Financial and Operating Data in Attachment I.

References to the resource base and other quantities of oil, natural gas or condensate may include amounts that are not yet classified as “proved reserves” under SEC definitions, but which we believe will likely be moved into the “proved reserves” category and produced in the future. The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Further information on ExxonMobil’s frequently used financial and operating measures and other terms including “Cash flow from operations and asset sales”, and “Total taxes including sales‑based taxes” is contained under the heading “Frequently Used Terms” available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

Synergy and Santoprene are registered trademarks of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
				Attachment I
Exxon Mobil Corporation
Third Quarter 2018
(millions of dollars, unless noted)
			Second
	Third Quarter		Quarter	First Nine Months
	2018	2017	2018	2018	2017
Earnings / Earnings Per Share
Total revenues and other income[1]	76,605	61,100	73,501	218,317	177,848
Total costs and other deductions	67,525	55,517	66,989	195,485	162,191
Income before income taxes	9,080	5,583	6,512	22,832	15,657
Income taxes	2,634	1,498	2,526	7,617	4,218
Net income including noncontrolling interests	6,446	4,085	3,986	15,215	11,439
Net income attributable to noncontrolling interests	206	115	36	375	109
Net income attributable to ExxonMobil (U.S. GAAP)	6,240	3,970	3,950	14,840	11,330

Earnings per common share (dollars)	1.46	0.93	0.92	3.47	2.66

Earnings per common share
- assuming dilution (dollars)	1.46	0.93	0.92	3.47	2.66

Exploration expenses, including dry holes	292	284	332	911	1,087

Other Financial Data
Dividends on common stock
Total	3,503	3,289	3,502	10,296	9,712
Per common share (dollars)	0.82	0.77	0.82	2.41	2.29

Millions of common shares outstanding
At period end				4,234	4,237
Average - assuming dilution	4,271	4,271	4,271	4,271	4,252

ExxonMobil share of equity at period end				190,365	182,276
ExxonMobil share of capital employed at period end				232,792	225,308

Income taxes	2,634	1,498	2,526	7,617	4,218
Total other taxes and duties	8,939	8,287	9,003	26,757	23,876
Total taxes	11,573	9,785	11,529	34,374	28,094
Sales-based taxes	5,518	5,065	5,507	16,306	14,480
Total taxes including sales-based taxes	17,091	14,850	17,036	50,680	42,574

ExxonMobil share of income taxes of
equity companies	755	512	655	2,150	1,728

[1] Effective December 31, 2017, the corporation revised its accounting policy election related to the reporting of sales-based taxes, which had no impact on earnings.  For more information, please refer to Note 2 in the Financial Section of ExxonMobil's Form 10-K for the period ended December 31, 2017.

				Attachment II

Exxon Mobil Corporation
Third Quarter 2018
(millions of dollars)
			Second
	Third Quarter		Quarter	First Nine Months
	2018	2017	2018	2018	2017
Earnings (U.S. GAAP)
Upstream
United States	606	(238)	439	1,474	(439)
Non-U.S.	3,623	1,805	2,601	9,292	5,442
Downstream
United States	961	391	695	1,975	1,030
Non-U.S.	681	1,141	29	1,331	3,003
Chemical
United States	404	403	453	1,360	1,413
Non-U.S.	309	689	437	1,254	1,835
Corporate and financing	(344)	(221)	(704)	(1,846)	(954)
Net income attributable to ExxonMobil	6,240	3,970	3,950	14,840	11,330

				Attachment III

Exxon Mobil Corporation
Third Quarter 2018

			Second
	Third Quarter		Quarter	First Nine Months
	2018	2017	2018	2018	2017
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	555	500	543	541	511
Canada / Other Americas	454	423	391	424	406
Europe	127	172	136	136	191
Africa	387	441	410	391	430
Asia	706	683	686	699	701
Australia / Oceania	57	61	46	47	55
Worldwide	2,286	2,280	2,212	2,238	2,294

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	2,549	2,899	2,591	2,572	2,997
Canada / Other Americas	224	216	226	219	212
Europe	1,004	1,326	1,136	1,555	1,840
Africa	16	6	9	12	5
Asia	3,685	3,646	3,393	3,549	3,773
Australia / Oceania	1,523	1,492	1,258	1,306	1,306
Worldwide	9,001	9,585	8,613	9,213	10,133

Oil-equivalent production (koebd)[1]	3,786	3,878	3,647	3,774	3,983

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

				Attachment IV

Exxon Mobil Corporation
Third Quarter 2018

			Second
	Third Quarter		Quarter	First Nine Months
	2018	2017	2018	2018	2017
Refinery throughput (kbd)
United States	1,644	1,435	1,529	1,564	1,552
Canada	388	385	364	386	380
Europe	1,446	1,555	1,384	1,441	1,510
Asia Pacific	720	715	714	718	678
Other	194	197	114	155	199
Worldwide	4,392	4,287	4,105	4,264	4,319

Petroleum product sales (kbd)
United States	2,267	2,209	2,215	2,204	2,184
Canada	527	508	514	508	499
Europe	1,582	1,608	1,595	1,584	1,599
Asia Pacific	824	746	814	811	736
Other	416	471	364	410	481
Worldwide	5,616	5,542	5,502	5,517	5,499

Gasolines, naphthas	2,255	2,266	2,216	2,229	2,232
Heating oils, kerosene, diesel	1,837	1,836	1,781	1,815	1,840
Aviation fuels	430	380	405	410	378
Heavy fuels	411	372	432	397	372
Specialty products	683	688	668	666	677
Worldwide	5,616	5,542	5,502	5,517	5,499

Chemical prime product sales,
thousand metric tons (kt)
United States	2,445	2,294	2,411	7,247	6,908
Non-U.S.	4,232	4,152	4,441	12,950	11,730
Worldwide	6,677	6,446	6,852	20,197	18,638

				Attachment V

Exxon Mobil Corporation
Third Quarter 2018
(millions of dollars)
			Second
	Third Quarter		Quarter	First Nine Months
	2018	2017	2018	2018	2017
Capital and Exploration Expenditures
Upstream
United States	2,040	1,098	1,752	5,040	2,558
Non-U.S.	3,290	2,077	3,103	8,904	6,522
Total	5,330	3,175	4,855	13,944	9,080
Downstream
United States	297	181	346	861	559
Non-U.S.	422	430	884	1,702	1,183
Total	719	611	1,230	2,563	1,742
Chemical
United States	411	392	414	1,168	1,194
Non-U.S.	115	1,791	119	356	2,021
Total	526	2,183	533	1,524	3,215

Other	11	18	9	49	44

Worldwide	6,586	5,987	6,627	18,080	14,081

Cash flow from operations and asset sales
Net cash provided by operating activities
(U.S. GAAP)	11,108	7,535	7,780	27,407	22,655
Proceeds associated with asset sales	1,491	854	307	3,239	1,695
Cash flow from operations and asset sales	12,599	8,389	8,087	30,646	24,350

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95
Second Quarter	3,350	0.78
Third Quarter	3,970	0.93
Fourth Quarter	8,380	1.97
Year	19,710	4.63

2018
First Quarter	4,650	1.09
Second Quarter	3,950	0.92
Third Quarter	6,240	1.46

[1] Computed using the average number of shares outstanding during each period.